CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Custodian, Transfer Agent, Counsel, Independent Registered Public Accounting Firm and Financial Statements” within the Statement of Additional Information and to the use of our report dated November 26, 2014 relating to the financial statements of Sanford C. Bernstein Fund II, Inc. – Intermediate Duration Institutional Portfolio for the fiscal year ended September 30, 2014 which is incorporated by reference in this Post-Effective Amendment No. 19 to the Registration Statement (Form N-1A No. 333-82336) of Sanford C. Bernstein Fund II, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

January 27, 2015